Exhibit 10.1

June 14, 2017

Evercore Partners Services East L.L.C.

55 East 52nd Street

New York, NY 10055

Attention: Robert B. Walsh, Chief Financial Officer

Re:	Renewal of Expiration Date for that certain $30,000,000.00 Committed Line of Credit (“Line of Credit”) extended by PNC Bank, National Association (the “Bank”) to Evercore Partners Services East L.L.C. (the “Borrower”)

Dear Mr. Walsh:

We are pleased to inform you that the Line of Credit has been renewed. The Expiration Date of the Line of Credit, as set forth in that certain Committed Line of Credit Note executed and delivered by the Borrower to the Bank dated June 24, 2016 (the “Note”) and that certain loan agreement governing the Line of Credit (the “Loan Agreement”), has been extended from June 23, 2017 to June 22, 2018, or such later date as may, in the Bank’s sole discretion, be designated by the Bank by written notice from the Bank to the Borrower, effective on June 24, 2017. All sums due under the Note, the Loan Agreement or any related documents, instruments and agreements (collectively as amended from time to time, the “Loan Documents”) shall be due and payable on the Expiration Date, as extended hereby. All other terms and conditions of the Loan Documents governing the Line of Credit remain in full force and effect.

It has been a pleasure working with you and I look forward to a continued successful relationship. Thank you again for your business.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Sheryl Jordan
Sheryl Jordan, Senior Vice President

cc:	Evercore LP, Guarantor
Evercore Group Holdings L.P., Guarantor

Member of The PNC Financial Services Group

The Tower at PNC Plaza 300 Fifth Avenue Pittsburgh Pennsylvania 15222-2401

www.pnc.com